EXHIBIT 99.1

Contact:	Todd Flowers
Senior Vice President, Corporate Finance and Treasurer
(502) 596-7514

KINDRED ADVANCES LTAC PORTFOLIO OPTIMIZATION STRATEGY

WITH DEFINITIVE AGREEMENT TO SELL 12 LTAC

HOSPITALS TO CURAHEALTH, LLC

LOUISVILLE, Ky. (April 4, 2016) – Kindred Healthcare, Inc. (“Kindred” or the “Company”) (NYSE:KND) today announced that it has signed a definitive agreement to sell 12 long-term acute care (“LTAC”) hospitals (the “Hospitals”) to Curahealth, LLC (“Curahealth”), an affiliate of a private investment fund sponsored by Nautic Partners, LLC (“Nautic”), for $27.5 million. The Hospitals have, in aggregate, 783 licensed beds in Arizona, Louisiana, Massachusetts, Oklahoma, Pennsylvania, and Tennessee.

Benjamin A. Breier, President and Chief Executive Officer of Kindred, commented, “We are pleased to announce this sale of 12 LTAC hospitals to Curahealth, as this transaction creates both strategic and financial value for Kindred. Optimizing our LTAC hospital portfolio is a key element of our LTAC criteria mitigation strategy and this transaction is another important step forward in our efforts. Nautic has a proven track record of success in the healthcare sector and will be a strong partner for these hospitals and the communities they serve.”

For the full fiscal year 2016, Kindred expects that the Hospitals will generate combined revenues of approximately $215 million and earnings before interest, income taxes, depreciation and amortization (“EBITDA”) at approximately breakeven. The Hospitals have $14 million of annual rent expense, of which approximately $8 million is with seven facilities leased from Ventas, Inc. (“Ventas”) (NYSE:VTR).

Separately, Kindred has amended various master lease agreements with Ventas and has filed today an 8-K with details of these amendments.

Kindred expects to realize cash proceeds upon closing the transaction with Curahealth of approximately $21 million, subject to post-closing adjustments, with the remainder of the purchase price to be paid upon satisfaction of financial and other post-closing conditions. In addition, the transactions with Curahealth and Ventas are expected to generate future cash income tax benefits for Kindred of approximately $38 million. Kindred anticipates reporting pre-tax charges of approximately $54 million related to the Ventas lease amendments and approximately $45 million to $55 million related to the transaction with Curahealth within fiscal 2016. Kindred expects to close the transaction with Curahealth in the third quarter of 2016, subject to customary conditions to closing, including the receipt of all licensure, regulatory and other approvals.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, the receipt of all required regulatory approvals and the satisfaction of the closing conditions to the transactions discussed above, the Company’s ability to realize the anticipated proceeds and benefits from these transactions, all statements regarding the Company’s expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management, government investigations, regulatory matters, and statements containing the words such as

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680 South Fourth Street     Louisville, Kentucky 40202

502.596.7300         www.kindredhealthcare.com

Kindred Advances LTAC Portfolio Optimization Strategy with Definitive Agreement to Sell 12 LTAC Hospitals to Curahealth, LLC

April 4, 2016

“anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “would,” “should,” “will,” “intend,” “may,” “potential,” “upside,” and other similar expressions. Statements in this press release concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends or other financial items, product or services line growth, and expected outcome of government investigations and other regulatory matters, together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting the best judgment of the Company based upon currently available information.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results, performance or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that may affect the Company’s plans, results or stock price.

Many of these factors are beyond the Company’s control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Non-GAAP Measure

EBITDA is a non-GAAP financial measure. 2016 EBITDA for the Hospitals is provided only on a non-GAAP basis, because of the inherent difficulty of forecasting the timing or amount of items that would be included in income from continuing operations for 2016, which is the most comparable GAAP financial measure. As a result, a reconciliation of 2016 EBITDA for the Hospitals to income from continuing operations for 2016 is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

About Kindred Healthcare

Kindred Healthcare, Inc., a top-90 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of approximately $7.2 billion(1). At December 31, 2015, Kindred through its subsidiaries had approximately 102,000 employees providing healthcare services in 2,692 locations in 46 states, including 95 transitional care hospitals, 18 inpatient rehabilitation hospitals, 90 nursing centers, 19 sub-acute units, 604 Kindred at Home home health, hospice and non-medical home care sites of service, 100 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,766 non-affiliated sites of service. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for seven years, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com. You can also follow us on Twitter and Facebook.

(1)	Revenues were computed by combining the twelve months ended December 31, 2015 data for Kindred and one month ended January 2015 data for Gentiva Health Services, Inc., which was acquired by the Company on February 2, 2015.

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